Exhibit 99.1 News Release

Contacts:

Jerri Fuller Dickseski (Media)
jerri.dickseski@hii-co.com
757-380-2341

Dwayne Blake (Investors)
dwayne.blake@hii-co.com
757-380-2104
Huntington Ingalls Industries Reports Fourth Quarter and Full Year 2014 Results

•	Revenues were $1.93 billion for the quarter and $6.96 billion for the year

•	Segment operating margin was 7.0 percent for the quarter and 8.4 percent for the year

•	Total operating margin was 7.5 percent for the quarter and 9.4 percent for the year

•	Excluding a $47 million non-cash goodwill impairment charge:

◦	Segment operating margin was 9.4 percent for the quarter and 9.1 percent for the year

◦	Total operating margin was 9.9 percent for the quarter and 10.1 percent for the year

•	Diluted earnings per share was $1.05 for the quarter and $6.86 for the year

•	Adjusted diluted earnings per share was $2.19 for the quarter and $7.14 for the year

•	Cash from operations was $402 million for the quarter and $716 million for the year

NEWPORT NEWS, Va. (Feb. 19, 2015) - Huntington Ingalls Industries (NYSE:HII) reported fourth quarter 2014 revenues of $1.93 billion, compared to $1.94 billion in the same period of 2013. Total operating income was $144 million and total operating margin was 7.5 percent in the fourth quarter of 2014, compared to $174 million and 9.0 percent in the same period last year.
Diluted earnings per share in the fourth quarter of 2014 was $1.05, compared to $1.82 in the same period of 2013. Diluted earnings per share in the fourth quarter of 2014 included $0.75 for the non-cash goodwill impairment charge and $0.49 for the one-time expense for early extinguishment of debt. Diluted earnings per share in the fourth quarter of 2013 included $0.24 for the favorable hurricane insurance recoveries. Fourth quarter 2014 diluted earnings per share included $0.10 of benefit for the FAS/CAS Adjustment, compared to $0.08 of expense in fourth quarter 2013. Adjusting for these items, diluted earnings per share was $2.19 in the fourth quarter of 2014, compared to $1.66 in the fourth quarter of 2013.
Cash provided by operating activities in the fourth quarter of 2014 was $402 million, an increase of $110 million from the same period in 2013. Free cash flow in the fourth quarter was $328 million, an increase of $90 million from the same period last year. These increases were due primarily to decreases in accounts receivable partially offset by increases in capital expenditures.
For the full year, revenues were $6.96 billion, an increase of $137 million or 2.0 percent over 2013. Total operating income was $655 million and total operating margin was 9.4 percent in 2014, compared to $512 million and 7.5 percent in 2013.

Diluted earnings per share in 2014 was $6.86, compared to $5.18 in the prior year. Diluted earnings per share in 2014 included $0.75 for the non-cash goodwill impairment charge and $0.49 for the one-time expense for early extinguishment of debt. Diluted earnings per share in 2013 included $0.83 for the favorable hurricane insurance recoveries and $0.22 for the closure of the Gulfport facility. Diluted earnings per share in 2014 included $0.96 of benefit for the FAS/CAS Adjustment, compared to $0.79 of expense in 2013. Adjusting for these items, diluted earnings per share was $7.14 in 2014, compared to $5.36 in 2013.
Cash from operating activities for 2014 was $716 million, an increase of $480 million from 2013. Free cash flow in 2014 was $551 million, an increase of $454 million from 2013. These increases were due primarily to decreases in accounts receivable and retirement benefit funding, partially offset by increases in capital expenditures.

New business awards for 2014 were approximately $10.1 billion, of which $0.5 billion was awarded in the fourth quarter, bringing total backlog to $21.4 billion as of Dec. 31, 2014.

“Overall, 2014 was a great year for our company,” said Mike Petters, HII’s president and CEO. “Strong execution at Ingalls and Newport News helped us achieve solid operational performance and improved financial results which mitigated the impact of pressure at Universal Pegasus due to the drop in oil prices. We delivered improved margin performance and strong cash flow for the year and are on track to achieve our 2015 segment operating margin goal.”

2014 Goodwill Impairment Charge

During the fourth quarter of 2014, the company recorded a non-cash goodwill impairment of $47 million related to its Other segment. The Other segment, established in the second quarter of 2014 following the acquisition of UPI, is sensitive to developments in the oil and gas industry. The impairment was primarily driven by the recent drop in oil prices and the resulting decrease in industry market multiples. The company evaluates goodwill values for impairment annually on November 30, or when evidence of potential impairment exists. The company determined that the estimated fair value of its remaining reporting units exceeded their corresponding carrying values as of November 30, 2014.

Huntington Ingalls Industries
4101 Washington Ave. • Newport News, VA 23607
www.huntingtoningalls.com

Results of Operations

	Three Months Ended			Year Ended
	December 31			December 31
(in millions, except per share amounts)	2014	2013	% Change	2014	2013	% Change
Sales and service revenues	$1,927	$1,938	(0.6)%	$6,957	$6,820	2.0%
Segment operating income[1]	134	169	(20.7)%	585	567	3.2%
Segment operating margin %[1]	7.0%	8.7%	-177 bps	8.4%	8.3%	10 bps
Total operating income	144	174	(17.2)%	655	512	27.9%
Operating margin %	7.5%	9.0%	-151 bps	9.4%	7.5%	191 bps
Net earnings	52	91	(42.9)%	338	261	29.5%
Diluted earnings per share	$1.05	$1.82	(42.3)%	$6.86	$5.18	32.4%

Adjusted Figures
Sales and service revenues[2]	$1,927	$1,907	1.0%	$6,957	$6,817	2.1%
Segment operating income[1,2,3]	$181	$151	19.9%	$632	$520	21.5%
Segment operating margin %[1,2,3]	9.4%	7.9%	147 bps	9.1%	7.6%	146 bps
Total operating income[2,3]	$191	$156	22.4%	$702	$465	51.0%
Operating margin %[2,3]	9.9%	8.2%	173 bps	10.1%	6.8%	327 bps
Net earnings[2,3,4,5]	108	83	30.1%	352	270	30.4%
Diluted earnings per share[2,3,4,5]	$2.19	$1.66	31.9%	$7.14	$5.36	33.2%

[1] Non-GAAP metrics that exclude non-segment factors affecting operating income. See Exhibit B for reconciliation.
[2] Non-GAAP metrics that exclude the impact of hurricane insurance recoveries in the third and fourth quarters of 2013 and the Gulfport closure in the third quarter of 2013. See Exhibit B for reconciliation.

[3] Non-GAAP metrics that exclude the impact of the goodwill impairment in 2014. See Exhibit B for reconciliation.
[4] Non-GAAP metrics that exclude the after-tax loss on early extinguishment of debt in 2014. See Exhibit B for reconciliation.
[5] Non-GAAP metrics that exclude the after-tax FAS/CAS Adjustment. See Exhibit B for reconciliation.

Huntington Ingalls Industries
4101 Washington Ave. • Newport News, VA 23607
www.huntingtoningalls.com

Operating Segment Results
Ingalls Shipbuilding

	Three Months Ended			Year Ended
	December 31			December 31
(In millions)	2014	2013	% Change	2014	2013	% Change
Revenues	$608	$734	(17.2)%	$2,286	$2,441	(6.3)%
Operating income (loss)	72	64	12.5%	229	165	38.8%
Operating margin %	11.8%	8.7%	312 bps	10.0%	6.8%	326 bps
Adjusted revenues[1]	608	703	(13.5)%	2,286	2,438	(6.2)%
Adjusted operating income[1]	72	46	56.5%	229	118	94.1%
Adjusted operating margin %[1]	11.8%	6.5%	530 bps	10.0%	4.8%	518 bps
[1] Non-GAAP metrics that exclude the impact of hurricane insurance recoveries in the third and fourth quarters of 2013 and the Gulfport closure in the third quarter of 2013. See Exhibit B for reconciliation.

2013 reflects the realignment of AMSEC and CMSD from Ingalls Shipbuilding to Newport News Shipbuilding

Ingalls revenues for the fourth quarter decreased $126 million, or 17.2 percent, from the same period in 2013 due to lower volumes in amphibious assault ships, the Legend-class National Security Cutter (NSC) program and surface combatants, as well as the favorable impact in the prior year of hurricane insurance recoveries. Amphibious assault ships revenues were lower due to the deliveries of LHA-6 USS America and LPD-25 Somerset and decreased volumes on LPD-27 Portland. NSC revenues were lower primarily due to the delivery of NSC-4 Hamilton, partially offset by increased volumes on NSC-8 Midgett advance procurement and NSC-7 Kimball construction contracts. Surface combatant revenues were lower due to the delivery of the deckhouse for DDG-1001 Michael Monsoor, partially offset by increased volumes on the advance procurement contracts of DDG-119 (unnamed) and DDG-121 (unnamed) and increased volumes on the construction contract of DDG-117 Paul Ignatius. Adjusting for $31 million of favorable hurricane insurance recoveries in the fourth quarter of 2013, revenues in the fourth quarter of 2014 decreased $95 million, or 13.5 percent, from the same period in 2013.
Ingalls operating income for the fourth quarter was $72 million, an increase of $8 million over the same period last year. Operating margin was 11.8 percent for the quarter, an increase of 312 basis points over the same period last year. These increases were primarily driven by performance improvement and risk retirement on the LPD program, partially offset by the net favorable impact in the prior year of hurricane insurance recoveries. Adjusting for $18 million of favorable hurricane insurance recoveries in the fourth quarter of 2013, operating income for the fourth quarter of 2014 increased $26 million and operating margin increased 530 basis points over the same period last year.

For the full year, Ingalls revenues decreased $155 million, or 6.3 percent, from 2013 due to lower volumes in amphibious assault ships, partially offset by higher volumes in the NSC program and surface combatants. The decrease in amphibious assault ships revenue was due to lower volumes on LHA-6 USS America and LPD-25 USS Somerset, partially offset by higher volumes on LHA-7 Tripoli and LPD-26 John P. Murtha. Revenues on the NSC program increased due to higher volumes on NSC-6 Munro, NSC-7 Kimball and NSC-5 James, partially offset by lower volumes on NSC-4 Hamilton. Surface combatants revenues increased due to higher volumes on the construction contracts of DDG-117 Paul Ignatius, DDG-119 (unnamed) and DDG-114 Ralph Johnson, partially offset by lower volumes on the DDG-1000 Zumwalt-class destroyer program.

Huntington Ingalls Industries
4101 Washington Ave. • Newport News, VA 23607
www.huntingtoningalls.com

For 2014, Ingalls operating income was $229 million, up $64 million from the prior year. Operating margin was 10.0 percent for the year, compared to 6.8 percent in 2013. These increases were primarily due to performance improvement and risk retirement on the LPD and NSC programs, partially offset by the net favorable impact in the prior year of hurricane insurance recoveries and the Gulfport closure. Adjusting for $64 million of favorable hurricane insurance recoveries and $17 million of unfavorable Gulfport closure costs in 2013, 2014 operating income increased $111 million and operating margin increased 518 basis points over 2013.
Key Ingalls milestones for the quarter:

•	Authenticated the keel on NSC-6 Munro (WMSL-755)

•	Launched the 10th amphibious transport dock LPD-26 John P. Murtha

•	NSC-4 Hamilton (WMSL-753) sailed away

Newport News Shipbuilding

	Three Months Ended			Year Ended
	December 31			December 31
(In millions)	2014	2013	% Change	2014	2013	% Change
Revenues	$1,263	$1,205	4.8%	$4,536	$4,382	3.5%
Operating income (loss)	116	105	10.5%	415	402	3.2%
Operating margin %	9.2%	8.7%	47 bps	9.1%	9.2%	(2) bps
2013 reflects the realignment of AMSEC and CMSD from Ingalls Shipbuilding to Newport News Shipbuilding
Newport News revenues for the fourth quarter increased $58 million, or 4.8 percent, from the same period in 2013, primarily driven by higher revenues in submarines and energy, partially offset by lower revenues in aircraft carriers. Higher submarines revenues related to the SSN-774 Virginia-class submarine (VCS) program were due to increased volumes on Block IV advance procurement and Block III construction contracts. Higher energy revenues were driven by the acquisition of The S.M. Stoller Corp. (Stoller) in January 2014 and increased commercial volumes. Lower aircraft carriers revenues were due to decreased volumes on CVN-78 Gerald R. Ford, CVN-72 USS Abraham Lincoln refueling and complex overhaul (RCOH) and CVN-71 USS Theodore Roosevelt RCOH.
Newport News operating income for the fourth quarter was $116 million, an increase of $11 million over the same period last year. Operating margin was 9.2 percent for the quarter, compared to 8.7 percent in the same period last year. These increases were primarily due to performance improvement and higher risk retirement on the VCS program and improved commercial performance, partially offset by lower risk retirement on the CVN-71 USS Theodore Roosevelt RCOH.
For the full year, Newport News revenues increased $154 million, or 3.5 percent, from 2013, primarily driven by the Stoller acquisition, as well as higher revenues in submarines and energy, partially offset by lower revenues in aircraft carriers and fleet support services. Submarines revenues related to the VCS program were higher due to increased volumes on Block IV advance procurement and Block III construction contracts, partially offset by lower volumes on Block II boats following the delivery of SSN-783 USS Minnesota. Energy revenues were higher primarily driven by increased commercial volumes. Aircraft carriers revenues were lower primarily due to

Huntington Ingalls Industries
4101 Washington Ave. • Newport News, VA 23607
www.huntingtoningalls.com

decreased volumes on the execution contract for the CVN-71 USS Theodore Roosevelt RCOH and the construction contract for CVN-78 Gerald R. Ford, partially offset by higher volumes on the execution contract for CVN-72 USS Abraham Lincoln RCOH and the inactivation contract for the CVN-65 USS Enterprise. Fleet support services revenues were lower primarily due to decreased volumes associated with repair work on SSN-765 USS Montpelier.
For 2014, Newport News operating income was $415 million, up $13 million from the prior year. The increase was primarily due to higher volumes and higher risk retirement on the construction contract for CVN-78 Gerald R. Ford and the VCS program, partially offset by lower risk retirement on the CVN-71 USS Theodore Roosevelt RCOH. Operating margin was 9.1 percent for the year, compared to 9.2 percent in 2013.
Key Newport News milestones for the quarter:

•	Undocked CVN-72 USS Abraham Lincoln

•	Hosted keel laying ceremony for Virginia-class submarine SSN-787 USS Washington

Other

	Three Months Ended			Year Ended
	December 31			December 31
(In millions)	2014	2013	$ Change	2014	2013	$ Change
Revenues	$56	$—	$56	$137	$—	$137
Operating income (loss)	(54)	—	(54)	(59)	—	(59)
Operating margin %	(96.4)%	—		(43.1)%	—
Adjusted operating income[1]	(7)	—	(7)	(12)	—	(12)
Adjusted operating margin %[1]	(12.5)%	—		(8.8)%	—
[1] Non-GAAP metrics that exclude the impact of the goodwill impairment in 2014. See Exhibit B for reconciliation.

Revenues in the Other segment were $56 million in the fourth quarter. The operating loss for the quarter was $54 million, which included $47 million of non-cash goodwill impairment charge. Adjusting for the non-cash goodwill impairment charge, the operating loss in the quarter was $7 million.

Revenues in the Other segment were $137 million for the year. The operating loss for the full year was $59 million, which included $47 million of non-cash goodwill impairment charge. Adjusting for the non-cash goodwill impairment charge, operating loss was $12 million for the full year.

The Company

Huntington Ingalls Industries is America’s largest military shipbuilding company and a provider of manufacturing, engineering and management services to the commercial and non-commercial oil, gas and energy markets. For more than a century, HII’s Newport News and Ingalls shipbuilding divisions in Virginia and Mississippi have built more ships in more ship classes than any other U.S. naval shipbuilder. Headquartered in Newport News, Va., HII employs approximately 38,000 people operating both domestically and internationally. For more information, please visit www.huntingtoningalls.com.

Huntington Ingalls Industries
4101 Washington Ave. • Newport News, VA 23607
www.huntingtoningalls.com

Huntington Ingalls Industries will webcast its earnings conference call at 9 a.m. EST on Feb. 19. A live audio broadcast of the conference call and supplemental presentation will be available on the investor relations page of the company's website: www.huntingtoningalls.com.

Statements in this release, other than statements of historical fact, constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements involve risks and uncertainties that could cause our actual results to differ materially from those expressed in these statements. Factors that may cause such differences include: changes in government and customer priorities and requirements (including government budgetary constraints, shifts in defense spending, and changes in customer short-range and long-range plans); our ability to obtain new contracts, estimate our future contract costs and perform our contracts effectively; changes in government regulations and procurement processes and our ability to comply with such requirements; our ability to realize the expected benefits from consolidation of our Ingalls facilities; natural disasters; adverse economic conditions in the United States and globally; risks related to our indebtedness and leverage; and other risk factors discussed in our filings with the U.S. Securities and Exchange Commission. There may be other risks and uncertainties that we are unable to predict at this time or that we currently do not expect to have a material adverse effect on our business, and we undertake no obligations to update any forward-looking statements. You should not place undue reliance on any forward-looking statements that we may make.

Huntington Ingalls Industries
4101 Washington Ave. • Newport News, VA 23607
www.huntingtoningalls.com

Exhibit A: Financial Statements

HUNTINGTON INGALLS INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE INCOME

	Year Ended December 31
(in millions, except per share amounts)	2014	2013	2012
Sales and service revenues
Product sales	$5,712	$5,801	$5,755
Service revenues	1,245	1,019	953
Total sales and service revenues	6,957	6,820	6,708
Cost of sales and service revenues
Cost of product sales	4,489	4,695	4,827
Cost of service revenues	1,051	888	802
Income (loss) from operating investments, net	11	14	18
General and administrative expenses	726	739	739
Goodwill impairment	47	—	—
Operating income (loss)	655	512	358
Other income (expense)
Interest expense	(149)	(118)	(117)
Other, net	1	—	—
Earnings (loss) before income taxes	507	394	241
Federal income taxes	169	133	95
Net earnings (loss)	$338	$261	$146

Basic earnings (loss) per share	$6.93	$5.25	$2.96
Weighted-average common shares outstanding	48.8	49.7	49.4

Diluted earnings (loss) per share	$6.86	$5.18	$2.91
Weighted-average diluted shares outstanding	49.3	50.4	50.1

Net earnings (loss) from above	$338	$261	$146
Other comprehensive income (loss)
Change in unamortized benefit plan costs	(558)	1,159	(605)
Other	—	4	—
Tax benefit (expense) for items of other comprehensive income	217	(458)	241
Other comprehensive income (loss), net of tax	(341)	705	(364)
Comprehensive income (loss)	$(3)	$966	$(218)

Huntington Ingalls Industries
4101 Washington Ave. • Newport News, VA 23607
www.huntingtoningalls.com

HUNTINGTON INGALLS INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

	December 31
($ in millions)	2014	2013
Assets
Current Assets
Cash and cash equivalents	$990	$1,043
Accounts receivable, net	1,038	1,123
Inventoried costs, net	339	311
Deferred income taxes	129	170
Prepaid expenses and other current assets	50	29
Total current assets	2,546	2,676
Property, Plant, and Equipment
Land and land improvements	233	319
Buildings and leasehold improvements	1,498	1,531
Machinery and other equipment	1,240	1,235
Capitalized software costs	172	216
	3,143	3,301
Accumulated depreciation and amortization	(1,351)	(1,404)
Property, plant, and equipment, net	1,792	1,897
Other Assets
Goodwill	1,026	881
Other purchased intangibles, net	547	528
Pension plan assets	17	124
Long-term deferred tax assets	212	—
Miscellaneous other assets	129	119
Total other assets	1,931	1,652
Total assets	$6,269	$6,225

Huntington Ingalls Industries
4101 Washington Ave. • Newport News, VA 23607
www.huntingtoningalls.com

HUNTINGTON INGALLS INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF FINANCIAL POSITION - CONTINUED

	December 31
($ in millions)	2014	2013
Liabilities and Stockholders' Equity
Current Liabilities
Trade accounts payable	$269	$337
Accrued employees’ compensation	248	230
Current portion of long-term debt	108	79
Current portion of postretirement plan liabilities	143	139
Current portion of workers’ compensation liabilities	221	230
Advance payments and billings in excess of revenues	74	115
Other current liabilities	249	262
Total current liabilities	1,312	1,392
Long-term debt	1,592	1,700
Pension plan liabilities	939	529
Other postretirement plan liabilities	507	477
Workers’ compensation liabilities	449	419
Deferred tax liabilities	—	83
Other long-term liabilities	105	104
Total liabilities	4,904	4,704
Commitments and Contingencies
Stockholders’ Equity
Common stock, $0.01 par value; 150 million shares authorized; 51.5 million issued and 48.3 million outstanding as of December 31, 2014, and 50.5 million issued and 48.7 million outstanding as of December 31, 2013	1	1
Additional paid-in capital	1,959	1,925
Retained earnings (deficit)	525	236
Treasury stock	(258)	(120)
Accumulated other comprehensive income (loss)	(862)	(521)
Total stockholders’ equity	1,365	1,521
Total liabilities and stockholders’ equity	$6,269	$6,225

Huntington Ingalls Industries
4101 Washington Ave. • Newport News, VA 23607
www.huntingtoningalls.com

HUNTINGTON INGALLS INDUSTRIES, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS

	Year Ended December 31
($ in millions)	2014	2013	2012
Operating Activities
Net earnings (loss)	$338	$261	$146
Adjustments to reconcile to net cash provided by (used in) operating activities
Depreciation	166	206	165
Amortization of purchased intangibles	28	20	19
Amortization of debt issuance costs	11	9	9
Stock-based compensation	34	44	41
Excess tax benefit related to stock-based compensation	(39)	(24)	—
Deferred income taxes	(22)	(28)	79
Proceeds from insurance settlement related to investing activities	—	(58)	—
Goodwill impairment	47	—	—
Loss on early extinguishment of debt	37	—	—
Change in
Accounts receivable	140	(218)	(194)
Inventoried costs	53	51	116
Prepaid expenses and other assets	7	(15)	6
Accounts payable and accruals	(86)	69	(14)
Retiree benefits	(4)	(86)	(43)
Other non-cash transactions, net	6	5	2
Net cash provided by (used in) operating activities	716	236	332
Investing Activities
Additions to property, plant, and equipment	(165)	(139)	(162)
Acquisitions of businesses, net of cash received	(272)	—	—
Proceeds from insurance settlement related to investing activities	—	58	—
Net cash provided by (used in) investing activities	(437)	(81)	(162)
Financing Activities
Proceeds from issuance of long-term debt	600	—	—
Repayment of long-term debt	(679)	(51)	(29)
Debt issuance costs	(12)	(5)	—
Tender premiums and fees related to early extinguishment of debt	(31)	—	—
Dividends paid	(49)	(25)	(5)
Repurchases of common stock	(138)	(119)	(1)
Employee taxes on certain share-based payment arrangements	(64)	—	—
Proceeds from stock option exercises	2	7	7
Excess tax benefit related to stock-based compensation	39	24	—
Net cash provided by (used in) financing activities	(332)	(169)	(28)
Change in cash and cash equivalents	(53)	(14)	142
Cash and cash equivalents, beginning of period	1,043	1,057	915
Cash and cash equivalents, end of period	$990	$1,043	$1,057
Supplemental Cash Flow Disclosure
Cash paid for income taxes	$161	$154	$28
Cash paid for interest	$113	$109	$111
Non-Cash Investing and Financing Activities
Capital expenditures accrued in accounts payable	$9	$12	$20

Huntington Ingalls Industries
4101 Washington Ave. • Newport News, VA 23607
www.huntingtoningalls.com

Exhibit B: Reconciliations

We make reference to “segment operating income,” “segment operating margin,” “adjusted sales and service revenues,” “adjusted segment operating income,” “adjusted segment operating margin,” “adjusted total operating income,” “adjusted operating margin,” “adjusted net earnings,” “adjusted diluted earnings per share,” and "free cash flow."

Segment operating income is defined as total operating income before the FAS/CAS Adjustment and deferred state income taxes.

Segment operating margin is defined as segment operating income as a percentage of total sales and service revenues.

Adjusted sales and service revenues is defined as total sales and service revenues adjusted for the impacts of the hurricane insurance recoveries in the third and fourth quarters of 2013 and the Gulfport closure in the third quarter of 2013.

Adjusted segment operating income is defined as segment operating income adjusted for the impacts of the hurricane insurance recoveries in the third and fourth quarters of 2013, the Gulfport closure in the third quarter of 2013 and the non-cash goodwill impairment charge in the fourth quarter of 2014.

Adjusted segment operating margin is defined as adjusted segment operating income as a percentage of adjusted segment sales and service revenues.

Adjusted total operating income is defined as total operating income adjusted for the impacts of the hurricane insurance recoveries in the third and fourth quarters of 2013, the Gulfport closure in the third quarter of 2013 and the non-cash goodwill impairment charge in the fourth quarter of 2014.

Adjusted operating margin is defined as adjusted total operating income as a percentage of adjusted sales and service revenues.

Adjusted net earnings is defined as net earnings adjusted for the tax effected impacts of the hurricane insurance recoveries in the third and fourth quarters of 2013, the Gulfport closure in the third quarter of 2013, the tax effected impact of the loss on early extinguishment of debt in the fourth quarter of 2014, the net effect of the non-cash goodwill impairment charge in the fourth quarter of 2014 and the tax effected FAS/CAS Adjustment.

Adjusted diluted earnings per share is defined as adjusted net earnings divided by the weighted-average diluted common shares outstanding.

Free cash flow is defined as net cash provided by (used in) operating activities less capital expenditures.

We internally manage our operations by reference to "segment operating income," which is not a recognized measure under GAAP. When analyzing our operating performance, investors should use segment operating income in addition to, and not as an alternative for, total operating income or any other performance measure presented in accordance with GAAP. It is a metric that we use to evaluate our core operating performance. We believe that segment operating income reflects an additional way of viewing aspects of our operations that, when viewed with our GAAP results, provides a more complete understanding of factors and trends affecting our business. We believe

Huntington Ingalls Industries
4101 Washington Ave. • Newport News, VA 23607
www.huntingtoningalls.com

the measure is used by investors and is a useful indicator to measure our performance. Because not all companies use identical calculations, our presentation of segment operating income may not be comparable to similarly titled measures of other companies.

Free cash flow is not a measure recognized under GAAP. Free cash flow has limitations as an analytical tool and should not be considered in isolation from, or as a substitute for, analysis of our results as reported under GAAP. We believe free cash flow is an important measure for our investors because it provides them insight into our current and period-to-period performance and our ability to generate cash from continuing operations. We also use free cash flow as a key operating metric in assessing the performance of our business and as a key performance measure in evaluating management performance and determining incentive compensation. Free cash flow may not be comparable to similarly titled measures of other companies.

Reconciliation of Segment Operating Income and Segment Operating Margin

	Three Months Ended		Year Ended
	December 31		December 31
($ in millions)	2014	2013	2014	2013
Sales and Service Revenues
Ingalls	$608	$734	$2,286	$2,441
Newport News	1,263	1,205	4,536	4,382
Other	56	—	137	—
Intersegment eliminations	—	(1)	(2)	(3)
Total Sales and Service Revenues	1,927	1,938	6,957	6,820
Segment Operating Income
Ingalls	72	64	229	165
As a percentage of revenues	11.8%	8.7%	10.0%	6.8%
Newport News	116	105	415	402
As a percentage of revenues	9.2%	8.7%	9.1%	9.2%
Other	(54)	—	(59)	—
As a percentage of revenues	(96.4)%	—%	(43.1)%	—%
Total Segment Operating Income	134	169	585	567
As a percentage of revenues	7.0%	8.7%	8.4%	8.3%
Non-segment factors affecting operating income
FAS/CAS Adjustment	8	(7)	72	(61)
Deferred state income taxes	2	12	(2)	6
Total Operating Income	144	174	655	512
Interest expense	(66)	(31)	(149)	(118)
Other, net	1	—	1	—
Federal income taxes	(27)	(52)	(169)	(133)
Net Earnings	$52	$91	$338	$261

Huntington Ingalls Industries
4101 Washington Ave. • Newport News, VA 23607
www.huntingtoningalls.com

Reconciliation of Adjusted Sales and Service Revenues, Adjusted Segment Operating Income, Adjusted Segment Operating Margin, Adjusted Total Operating Income and Adjusted Operating Margin

	Three Months Ended		Year Ended
	December 31		December 31
($ in millions)	2014	2013	2014	2013
Adjusted Sales and Service Revenues
Ingalls revenues	$608	$734	$2,286	$2,441
Adjustment for hurricane insurance recoveries	—	(31)	—	6
Adjustment for Gulfport closure impact	—	—	—	(9)
Adjusted Ingalls revenues	608	703	2,286	2,438
Newport News revenues	1,263	1,205	4,536	4,382
Other revenues	56	—	137	—
Intersegment eliminations	—	(1)	(2)	(3)
Adjusted Sales and Service Revenues	$1,927	$1,907	$6,957	$6,817

Adjusted Segment Operating Income
Total Operating Income	$144	$174	$655	$512
As a percentage of revenues	7.5%	9.0%	9.4%	7.5%
Non-segment factors affecting operating income:
FAS/CAS Adjustment	(8)	7	(72)	61
Deferred state income taxes	(2)	(12)	2	(6)
Unadjusted Segment Operating Income	$134	$169	$585	$567
As a percentage of revenues	7.0%	8.7%	8.4%	8.3%

Non-recurring items affecting operating income:
Ingalls operating income	$72	$64	$229	$165
Adjustment for hurricane insurance recoveries	—	(18)	—	(64)
Adjustment for Gulfport closure impact	—	—	—	17
Adjusted Ingalls operating income	72	46	229	118
As a percentage of adjusted revenues	11.8%	6.5%	10.0%	4.8%
Newport News operating income	116	105	415	402
As a percentage of adjusted revenues	9.2%	8.7%	9.1%	9.2%
Other operating income	(54)	—	(59)	—
Adjustment for goodwill impairment	47	—	47	—
Adjusted Other operating income	(7)	—	(12)	—
As a percentage of adjusted revenues	(12.5)%	—%	(8.8)%	—%
Adjusted Segment Operating Income	$181	$151	$632	$520
As a percentage of adjusted revenues	9.4%	7.9%	9.1%	7.6%

Adjusted Total Operating Income
Total Operating Income	$144	$174	$655	$512
As a percentage of revenues	7.5%	9.0%	9.4%	7.5%
Adjustment for hurricane insurance recoveries	—	(18)	—	(64)
Adjustment for Gulfport closure impact	—	—	—	17
Adjustment for goodwill impairment	47	—	47	—
Adjusted Total Operating Income	$191	$156	$702	$465
As a percentage of adjusted revenues	9.9%	8.2%	10.1%	6.8%

Huntington Ingalls Industries
4101 Washington Ave. • Newport News, VA 23607
www.huntingtoningalls.com

Reconciliation of Adjusted Net Earnings and Adjusted Diluted Earnings per Share

	Three Months Ended		Year Ended
	December 31		December 31
($ in millions, except for per share amounts)	2014	2013	2014	2013
Adjusted Net Earnings
Net Earnings	$52	$91	$338	$261
Adjustment for hurricane insurance recoveries(1)	—	(12)	—	(42)
Adjustment for Gulfport closure impact(1)	—	—	—	11
Adjustment for goodwill impairment(2)	37	—	37	—
Adjustment for loss on early extinguishment of debt(1)	24	—	24	—
Adjustment for FAS/CAS Adjustment(1)	(5)	4	(47)	40
Adjusted Net Earnings	$108	$83	$352	$270

Per Share Amounts
Weighted-Average Diluted Shares Outstanding	49.3	50.1	49.3	50.4

Adjusted Diluted EPS
Diluted earnings per share	$1.05	$1.82	$6.86	$5.18
After-tax hurricane insurance recoveries per share	—	(0.24)	—	(0.83)
After-tax Gulfport closure per share	—	—	—	0.22
After-tax goodwill impairment impact per share	0.75	—	0.75	—
After-tax loss on early extinguishment of debt per share	0.49	—	0.49	—
After-tax FAS/CAS Adjustment per share	(0.10)	0.08	(0.96)	0.79
Adjusted Diluted EPS	$2.19	$1.66	$7.14	$5.36

(1) Tax effected at 35% federal statutory tax rate.
(2) The goodwill impairment charge created a $10 million Federal tax benefit.

Reconciliation of Free Cash Flow

	Three Months Ended		Year Ended
	December 31		December 31
($ in millions)	2014	2013	2014	2013
Net cash provided by (used in) operating activities	402	292	716	236
Less:
Capital expenditures	(74)	(54)	(165)	(139)
Free cash flow	328	238	551	97

Huntington Ingalls Industries
4101 Washington Ave. • Newport News, VA 23607
www.huntingtoningalls.com